UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 14, 2005

(Date of Report)

LNR PROPERTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13223	65-0777234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 Washington Avenue, Suite 800, Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

(305) 695-5500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 14, 2005, we and U.S. Bank Trust National Association, as Trustee, executed Supplemental Indentures amending the Indentures relating to our 7.625% Senior Subordinated Notes due 2013 and our 7.25% Senior Subordinated Notes due 2013. The execution of the Supplemental Indentures was accomplished as a result of the receipt of tenders and related consents from the holders of a majority in principal amount of each issue of Notes in response to our previously announced tender offer and consent solicitation.

The Supplemental Indentures amend the Indentures to which they relate to eliminate substantially all of the covenants contained in the Indentures other than the covenants to pay principal and interest when the Notes are due and to offer to holders of the Notes the right to tender their Notes to LNR at 101% of their principal amount after a change of control of us (including the previously announced merger with a subsidiary of Riley Property Holdings LLC), as well as to eliminate certain events of default.

Each of the Supplemental Indentures became effective when it was executed. However, the amendments to an Indenture will not become operative until we pay for the Notes which are the subject of the Indenture that are properly tendered in response to a tender offer and consent solicitation we have made and not validly withdrawn. The tender offer is conditioned on, among other things, completion of the merger with a subsidiary of Riley Property Holdings. If the amendments to an Indenture become operative, they will be effective from the date the related Supplemental Indenture was executed.

Because the Supplemental Indentures relating to the two issues of Senior Subordinated Notes have been executed, Notes of each issue tendered in response to our tender offer can no longer be withdrawn.

Item 7.01	Regulation FD Disclosure.

At 5:00 p.m., New York City time, on January 14, 2005, $325 million principal amount of the 7.625% Senior Subordinated Notes (out of a total of $350 million principal amount) and $390 million principal amount of the 7.25% Senior Subordinated Notes (out of a total of $400 million principal amount) had been properly tendered in response to a tender offer and consent solicitation we commenced on December 30, 2004 and amended on January 12, 2005, and not been validly withdrawn. Tenders of Notes of an issue include consents to the amendments effected by the Supplemental Indenture related to that issue of Notes.

Holders who properly tendered Notes prior to 5:00 p.m., New York City time, on January 14, 2005, and did not validly withdraw them are entitled to receive, in addition to the price being paid for their Notes, a payment of $30.00 per $1,000 principal amount for the consents. Notes can still be tendered until the tender offer expires at 5:00 p.m., New York City time, on January 28, 2005, or any later date to which it may be extended. However, holders who tender Notes after 5:00 p.m., New York City time, on January 14, 2005, will no longer receive payments for consents.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description of Document

99.1	First Supplemental Indenture, dated as of January 14, 2005, between LNR Property Corporation and U.S. Bank Trust National Association, as Trustee, (relating to LNR’s 7.625% Subordinated Notes due 2013).

99.2	First Supplemental Indenture, dated as of January 14, 2005, between LNR Property Corporation and U.S. Bank Trust National Association, as Trustee, (relating to LNR’s 7.25% Senior Subordinated Notes due 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2005

LNR PROPERTY CORPORATION

By:	/S/ SHELLY RUBIN
Name:	Shelly Rubin
Title:	Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	First Supplemental Indenture, dated as of January 14, 2005, between LNR Property Corporation and U.S. Bank Trust National Association, as Trustee, (relating to LNR’s 7.625% Subordinated Notes due 2013).

99.2	First Supplemental Indenture, dated as of January 14, 2005, between LNR Property Corporation and U.S. Bank Trust National Association, as Trustee, (relating to LNR’s 7.25% Senior Subordinated Notes due 2013).